Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

1st Constitution Bancorp
Craparentenbury, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 23, 2012, relating to the consolidated financial statements of 1st Constitution Bancorp (the “Company”) and subsidiaries as of December 31, 2011 and 2010, and for the years then ended, as included in the Company’s December 31, 2011 Annual Report on Form 10-K.

We further consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ ParenteBeard LLC

Clark, New Jersey
August 16, 2012